NEW GOLD INC.

PRESS RELEASE

New Afton Project

Continued Positive Underground Drill Results

Up to 2.37% Cu, and 1.52 grams Au/t over 54 Metres

June 22 2005, Vancouver, British Columbia – New Gold Inc. (NGD:TSX/AMEX) is pleased to announce continued success from its ongoing 20,000 metre (m) underground diamond drill program at its New Afton Copper-Gold Project, Kamloops, B.C., Canada.  The drilling continues to intersect zones of significant grade copper-gold mineralization (> 1.50% copper equivalent) which correlate well with those identified by the current resource block model.

This program is being completed from the Project’s underground exploration decline and is designed to complete the infill drilling necessary to confirm the validity of the current resource block model and (in conjunction with completion of a feasibility study) is expected to enable the Company to convert current resources into reserves.  The underground decline is forecast to be completed to a total length of 2,000m.

The current results are from a total of seven drill holes completed on two sections (76E and 84E), and are shown in the attached table and figures.  Future results will continue to be released on a sectional basis as the infill drilling is completed.  All copper equivalent grades are calculated using the following metal prices – Copper (Cu) US$0.85/lb; Gold (Au); US$375/oz; Silver (Ag) US$5.25/oz; and Palladium (Pd) US$200/oz.  This is consistent with the metal prices used in the existing independently calculated resource and is also consistent with metal prices used in preparation of the independent Scoping Study (by qualified person James Currie, P.Eng, 2004 Behre Dolbear Advanced Scoping Study)

The highlights of these results are:

•

Individual intersections encountered include 54m (46m true thickness) grading 2.37% Cu and 1.52 grams per tonne (g/t) Au (3.46% Cu equivalent); and 82m (36m true thickness) grading 1.65% Cu and 0.84 g/t Au (2.26% Cu equivalent).

•

The weighted average for the principal mineralized intersections of the three holes on Section 76E was 1.66% Cu and 0.76 g/t Au (2.22% Cu equivalent) over 54m.

•

The weighted average for the principal mineralized intersections of the four holes on Section 84E was 1.17% Cu and 0.81 g/t Au (1.77% Cu equivalent) over 36m.

•

Higher grade intersections (>1.50% Cu equivalent) continued to be encountered where predicted by the resource model.

•

In addition, a number of higher grade intersections were encountered on Section 84E in areas indicated as low grade by the block model, suggesting the possibility that this higher grade mineralization extends further to the east than previously believed.

•

The underground exploration decline has now been advanced more than 1,040m and is ahead of schedule.  The cross-cut to directly access the ore has been started.  Ground conditions continue to be better than anticipated and are better at depth.

Upon releasing these results, President and CEO, Chris Bradbrook stated, “We continue to be very encouraged by the results of the infill drilling program.  As the year progresses we will continue the procedure of releasing results for individual sections as the drilling is completed.  We are also very excited to be able to announce the commencement of the additional decline heading, to enable the excavation of the cross-cuts into the mineralization as this will provide the opportunity to directly access the New Afton Cu-Au discovery underground.”

The information obtained from the exploration decline and the underground diamond drill program will be used in completion of a feasibility study, which will determine the capital requirements and potential economics of developing a new underground mine to extract this resource.  The total planned budget for the decline, underground diamond drilling and feasibility study is $18 million over 18 months.  Work commenced in November, 2004.   The Company remains fully funded to complete this work which is under budget and ahead of schedule

NATURE OF MINERALIZATION

The currently defined copper and gold resource was outlined by approximately 100 diamond drill holes completed from surface.  Results for these holes are available in past press releases on the Company’s website (www.newgoldinc.com).  The outline of this mineralization is indicated on the attached plan view.  This plan indicates that mineralization occurs over a strike length in excess of 800m.

The resource was independently calculated from a kriged block model as part of an independent advanced scoping study conducted by Behre Dolbear in 2003 and updated in 2004 under the supervision of qualified person James A. Currie, P.Eng..  At a cut-off of 0.70% Cu equivalent the Measured and Indicated Mineral Resource was calculated to be 68.7 Million Tonnes grading 1.68% Cu equivalent or 2.61 g/t Au equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd), which contains approximately 1.6 billion pounds of copper, and 1.9 million ounces of gold.  The scoping study suggested that the project has very robust economics, with an after-tax IRR of 20% at metal prices of US$0.85 per lb copper, and US$375 per ounce gold.

The resource block model indicated mineralization with a higher grade core containing in excess of 1.50% Cu equivalent, which represents the bulk of the resource.  This higher grade core is surrounded by a lower grade envelope.  The attached drawings of  both sections 76E and 84E show the location of this higher grade core and the limits of mineralization (which indicate the outer extent of detectable Cu and Au mineralization) as defined by the resource model.

A primary goal of the current underground diamond drill program is to fill informational gaps on all necessary sections such that the entire resource model can be tested and analyzed on a section-by-section basis.

SUMMARY OF RESULTS

The main intersections are summarized in the attached Table I.  The location of these holes and the mineralized intervals relative to the resource model are indicated on the attached cross sections.  These diagrams also indicate the locations where previous surface holes intersected the sections.

Section 76E

Three underground holes were completed on Section 76E for a total of 1,345m.  The drilling encountered five principal zones of mineralization four of which contained intersections averaging in excess of 1.50% Cu equivalent.  Of these, two contained in excess of 2.00% Cu equivalent.  The holes intersected the mineralized zones 65 – 160m apart.  The limits of these intersections were defined using a 0.7% Cu equivalent cut-off.

The weighted average of the five principal intersections of the three drill holes is 54m grading 1.66% Cu; 0.76 g/t Au; 4.69 g/t Ag; and 0.08 g/t Pd (or 2.22% Cu equivalent).

For Section 76E the location of the significant intersections appeared to correspond well with those indicated by the resource model.  The principal difference was in hole UA-16 where mineralization was intersected over a similar distance suggested by the resource model, but further down-hole than anticipated, suggesting a potentially steeper dip for the mineralization. Copper and gold mineralization was encountered over a vertical distance of more than 270 metres and remains open in both up and down-dip directions.

Hole UA-11 intersected two principal zones of significant mineralization which were:  Interval A - 54m (46m true thickness) grading 2.37 % Cu; 1.52 g/t Au; 7.23 g/t Ag;  and 0.13 g/t Pd, (or 3.46% Cu equivalent), and Interval B - 44m (38m true thickness) grading 1.52% Cu; 0.23 g/t Au; 4.17 g/t Ag; and 0.01 g/t Pd (or 1.70% Cu equivalent).

Hole UA-13  intersected two principal zones of significant mineralization which were: Interval A - 68m (46m true thickness) grading 1.30% Cu; 0.61 g/t Au; 2.86 g/t Ag; and 0.13 g/t Pd (or 1.76% Cu equivalent), and Interval B - 22m (15m true thickness) grading 1.34% Cu; 0.14 g/t Au; 1.73 g/t Ag; and 0.00 g/t Pd (or 1.45% Cu equivalent).

Hole UA-16 intersected one principal zone of significant mineralization which  was: Interval A -  82m (36m true thickness) grading 1.65% Cu; 0.84 g/t Au; 5.61 g/t Ag; and 0.08 g/t Pd (or 2.26% Cu equivalent).

Section 84E

Four underground holes were completed on Section 84E for a total of 2,104m.  The drilling encountered nine principal zones of mineralization, seven of which contained intersections in excess of 1.50% Cu equivalent.  Of these, three contained in excess of 2.00% Cu equivalent.  The holes intersected the mineralized zones 40 – 60m apart.  The limits of these intersections were defined using a 0.7% Cu equivalent cut-off.

The weighted average of the nine principal intersections of the four drill holes is 36m grading 1.17% Cu; 0.81 g/t Au; 4.48 g/t Ag; and 0.10 g/t Pd (or 1.77% Cu equivalent).

Section 84E is located on the eastern edge of the resource model, which had indicated only minor higher grade mineralization in excess of 1.50% Cu equivalent.  The results of the underground diamond drilling identified more higher grade mineralization than anticipated.  The mineralization appears to occur in two distinct zones, one of which lies outside and to the east of the resource model.  This suggests the possibility that high grade mineralization extends further to the east than was previously believed.  Copper and gold mineralization was encountered over a vertical distance of more than 200 metres and remains open in both up and down-dip directions.

Hole UA-02 intersected two principal zones of significant mineralization which were:  Interval A - 22m (19m true thickness) grading 0.69% Cu; 1.94 g/t Au; 9.88 g/t Ag; 0.18 g/t Pd, (or 2.09% Cu equivalent), and  Interval B - 62m (53m true thickness) grading 1.61% Cu; 0.59 g/t Au; 4.35 g/t Ag; and 0.07 g/t Pd (or 2.05% Cu equivalent).

Hole UA-03  intersected three principal zones of significant mineralization which were: Interval A - 26m (20m true thickness) grading 1.70% Cu; 1.41 g/t Au; 9.40 g/t Ag; and 0.09 g/t Pd (or 2.73% Cu equivalent), Interval B - 84m (65m true thickness) grading 1.22% Cu; 0.45 g/t Au; 3.41 g/t Ag; and 0.04 g/t Pd (or 1.56% Cu equivalent), and Interval C – 16m (12m true thickness) grading 1.30% Cu; 0.41 g/t Au; 2.80 g/t Ag; and 0.06 g/t Pd (or 1.60% Cu equivalent).

Hole UA-09 intersected two principal zones of significant mineralization which were:  Interval A - 50m (27m true thickness) grading 0.65% Cu; 1.01 g/t Au; 2.87 g/t Ag; and 0.20 g/t Pd (or 1.40% Cu equivalent), and Interval B - 20m (11m true thickness) grading 0.61% Cu; 0.93 g/t Au; 1.92 g/t Ag; and 0.29 g/t Pd (or 1.33% Cu equivalent).

Hole UA-12 intersected two principal zones of significant mineralization which were:  Interval A - 20m (13m true thickness) grading 1.05% Cu; 0.78 g/t Au; 3.80 g/t Ag; and 0.09 g/t Pd (or 1.61% Cu equivalent), and Interval B – 20m (13m true thickness) grading 1.35% Cu; 0.66 g/t Au; 5.69 g/t Ag; and 0.04 g/t Pd (or 1.83% Cu equivalent)

EXPLORATION DECLINE PROGRESSING WELL

Additional Heading Commenced

The rate of progress on the exploration decline continues to be extremely encouraging.  To date the main portion of the decline has been advanced more than 1040m, representing more than 80% completion of this part of the decline.  Additional underground crews are now at site, as excavation of an additional heading has commenced.  This will facilitate the completion of cross-cuts through the orebody in order to determine the most suitable mining methods and metallurgical characteristics of the mineralization.  The additional heading will be excavated simultaneously with the continued advancement of the main portion of the decline.  It is anticipated that direct access to the ore will be gained by mid Summer.  The total amount of planned underground decline work is 2,000m, indicating the project is now more than 50% complete.

QUALIFIED PERSON

These exploration results have been prepared and approved by Mike Hibbitts P.Geo., Vice President Exploration and Development for New Gold Inc. who is a Qualified Person under National Instrument 43-101.  He is therefore qualified to confirm the validity and veracity of these results.

A Quality Assurance/Quality Control Program (QA/QC) was established under the direction of Roscoe Postle Associates, an independent firm of geological and mining consultants based in Toronto, Ontario, Canada with offices in Vancouver, British Columbia and Rouyn-Noranda, Quebec.  Samples are analyzed at Eco Tech Laboratories of Kamloops, British Columbia, Canada.  Copper is analyzed through Aqua Regia digestion with AA finish.  Samples containing native copper are analyzed for “metallic” copper.  Gold is analyzed using a Fire Assay with an AA finish on a 30 gram sample.  The accuracy of analyses is constantly monitored by systematically submitting duplicate samples and control (or standard) samples to the Laboratory for analysis.

New Gold is in excellent financial condition with cash of more than $21 million (at 31/03/05) and no debt.  The company has only 14.4 million shares outstanding and 16.2 million shares fully diluted.

For further information on New Gold Inc. and the New Afton Project, please contact:

Chris Bradbrook

President and Chief Executive Officer

New Gold Inc.

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: invest@newgoldinc.com
Website: www.newgoldinc.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995:  This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements.  Such forward-looking statements herein represent management’s best judgment as of the date hereof based on information currently available.  The Company does not intend to update this information and disclaims any legal liability to the contrary. Cautionary Note to U.S. Investors concerning resource estimates.  This press release discusses the results of a scoping study, which is a “preliminary assessment” as defined in the Canadian NI 43-101, under which the use of inferred mineral resources is permitted under certain circumstances. The U.S. Securities and Exchange Commission regulations do not recognize any circumstances in which inferred mineral resources may be so used.  U.S. investors are cautioned not to assume that any part or all of an inferred resource category described as a ‘resource falling within the mine plan’ will ever be converted into ‘reserves’ within the definition of that term in SEC Industry Guide 7.  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources.  This section uses the terms “measured” and “indicated resources.”  We advise U.S. investors that, while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

WARNING:  The Company relies upon litigation protection for “forward-looking” statements.

NEW GOLD INC.

TABLE 1

NEW AFTON COPPER - GOLD PROJECT

RESULTS OF UNDERGROUND INFILL DRILLING - SECTIONS 84E AND 76E

June 21, 2005

DDH	Azimuth*	Depth (m)	Dip*	Interval	From (m)	To (m)	Length (m)	True Thickness (m)*	Cu %	Au g/t	Ag g/t	Pd g/t	Cu Eq**
Section 84E
UA-02	295	479	-31	A	190	212	22	19	0.69	1.94	9.88	0.18	2.09
				B	264	326	62	53	1.61	0.59	4.35	0.07	2.05

UA-03	295	450	-38	A	188	214	26	20	1.70	1.41	9.40	0.09	2.73
				B	282	366	84	65	1.22	0.45	3.41	0.04	1.56
				C	376	392	16	12	1.30	0.41	2.80	0.06	1.60
				B+C	282	392	110	85	1.15	0.41	3.07	0.04	1.45

UA-09	303	612	-57	A	236	286	50	27	0.65	1.01	2.87	0.20	1.40
		Including			236	258	22	12	1.06	1.30	5.33	0.16	2.00
				B	344	364	20	11	0.61	0.93	1.92	0.29	1.33

UA-12	292	563	-49	A	220	240	20	13	1.05	0.78	3.80	0.09	1.61
				B	330	350	20	13	1.35	0.66	5.69	0.04	1.83

Weighted Average of Principal Intersections							36		1.17	0.81	4.48	0.10	1.77
Section 76E
UA-11	304	365	-32	A	164	218	54	46	2.37	1.52	7.23	0.13	3.46
			Including		164	206	42	35	2.74	1.86	8.92	0.12	4.06
				B	270	314	44	38	1.52	0.23	4.17	0.01	1.70

UA-13	300	400	-47	A	192	260	68	46	1.30	0.61	2.86	0.13	1.76
				B	306	328	22	15	1.34	0.14	1.73	0.00	1.45

UA-16	295	580	-64	A	324	406	82	36	1.65	0.84	5.61	0.08	2.26

Weighted Average of Principal Intersections							54		1.66	0.76	4.69	0.08	2.22

*   Numbers rounded to nearest whole number  ** Copper Equivalent

Price assumptions used to calculate Copper Equivalent - Cu = $0.85/lb; Au = $375/oz; Ag = $5.25/oz; Pd = $200/oz